UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2009

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50831	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 944-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification of the Rights of Security Holders.

On May 27, 2009, Regions Financial Corporation (“Regions”) issued 250,000 shares of Mandatory Convertible Preferred Stock (as defined below). Under the terms of the Mandatory Convertible Preferred Stock, Regions’ ability to declare or pay dividends or make distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock is subject to certain restrictions in the event that Regions does not pay in full or declare and set aside for payment in full dividends on the Mandatory Convertible Preferred Stock. The terms of the Mandatory Convertible Preferred Stock are more fully set forth in the Certificate of Designations described in Item 5.03 below and filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference. A copy of the form of certificate for the Mandatory Convertible Preferred Stock is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 26, 2009, Regions filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of Delaware to establish the preferences, limitations and relative rights of the Mandatory Convertible Preferred Stock. The Certificate of Designations became effective upon filing, and a copy is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On May 27, 2009, Regions issued and sold 460 million shares (which includes 60 million optional shares purchased by the underwriters) of its common stock at a price to the public of $4 per share and 250,000 shares of its 10% Mandatory Convertible Preferred Stock, Series B (“Mandatory Convertible Preferred Stock”), at a price to the public of 100% of the initial liquidation preference of $1,000 per share, pursuant to its previously announced offering of these securities. The underwriters have a 30-day option to purchase up to an additional 15 percent of the offered amount of Mandatory Convertible Preferred Stock from Regions. The sales were made pursuant to Underwriting Agreements, each dated May 20, 2009, between Regions and the underwriters. The shares of common stock and the Mandatory Convertible Preferred Stock were registered under the Securities Act of 1933 pursuant to a shelf registration statement on Form S-3ASR (File No. 333-142839).

The offerings will generate gross proceeds of approximately $2.09 billion, without giving effect to the exercise of the underwriters’ options to purchase additional shares of Mandatory Convertible Preferred Stock.

The Mandatory Convertible Preferred Stock will pay, when declared by the Board of Directors, cumulative dividends at a rate of 10% per annum on the liquidation preference of $1,000 per share, payable quarterly in arrears. The first dividend payment date will be August 15, 2009.

If not earlier converted, each share of Mandatory Convertible Preferred Stock will automatically convert on December 15, 2010 (the “Mandatory Conversion Date”) into between approximately 227.2727 shares and 250.0000 shares of Regions common stock. At any time prior to the Mandatory Conversion Date, holders may elect to convert their shares of Mandatory Convertible Preferred Stock at the minimum conversion rate of 227.2727 shares of common stock for each share of Mandatory Convertible Preferred Stock. In such a conversion, or upon a conversion on the Mandatory Conversion Date, Regions will have the right to pay any dividends payable at the time of such conversion in cash, shares of Regions’ common stock or a combination thereof. The Mandatory Convertible Preferred Stock is also convertible by holders in the event of certain fundamental change transactions or at the election of Regions, in either case at a higher conversion rate with any dividends payable at the time of conversion to be paid in shares of Regions common stock as described in the Certificate of Designations incorporated by reference herein. The applicable conversion rate will be subject to anti-dilution adjustments in certain circumstances.

The Mandatory Convertible Preferred Stock will generally have no voting rights, except as required by law or in the Certificate of Designations. The Mandatory Convertible Preferred Stock will rank with respect to dividend rights and rights upon Regions’ liquidation, winding-up or dissolution:

•

senior to all common stock and to each other class of other capital stock or series of preferred stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the Mandatory Convertible Preferred Stock;

•

on a parity with the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (and any capital stock of Regions issued in the future, the terms of which expressly provide that it will rank on a parity with the Mandatory Convertible Preferred Stock); and

•	junior to all of capital stock of Regions issued in the future, the terms of which expressly provide that such stock will rank senior to the Mandatory Convertible Preferred Stock.

Attached as exhibits hereto, and incorporated by reference herein, are the Underwriting Agreements entered into in connection with each of the transactions and opinions of counsel for Regions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
1.1	Underwriting Agreement dated May 20, 2009, among Regions, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. as representatives of the underwriters named therein

1.2	Underwriting Agreement dated May 20, 2009, among Regions, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. as representatives of the underwriters named therein

3.1	Certificate of Designations for the 10% Mandatory Convertible Preferred Stock, Series B, dated May 26, 2009

4.1	Form of certificate for the 10% Mandatory Convertible Preferred Stock, Series B (included as Exhibit A to Exhibit 3.1)

5.1	Opinion of Sullivan & Cromwell LLP

5.2	Opinion of Sullivan & Cromwell LLP

8.1	Opinion of Sullivan & Cromwell LLP

8.2	Opinion of Sullivan & Cromwell LLP

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2)

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)

23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ John D. Buchanan
Name:	John D. Buchanan
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Date: May 27, 2009